Prospectus Supplement (To prospectus supplement dated September 8, 2008 and prospectus dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-132868

7,194,079 Shares

ZIONS BANCORPORATION

Common Stock

Pursuant to our ATM Equity OfferingSM* Sales Agreement dated September 8, 2008, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, which has been filed as an exhibit to a report on Form 8-K with the Securities and Exchange Commission on September 8, 2008 and which is incorporated by reference herein, we have sold, through Merrill Lynch as our sales agent, an aggregate of 7,194,079 shares of our common stock, without par value, through ordinary brokers’ transactions on the Nasdaq Global Select Market, or Nasdaq, for an aggregate sales price of $249,999,978.03. There are no shares of common stock remaining to be sold pursuant to the sales agreement.

Our common stock is quoted on the Nasdaq under the symbol “ZION.” The last reported sale price of our common stock on Nasdaq on September 15, 2008 was $36.85 per share.

Gross proceeds to Zions Bancorporation	$249,999,978.03
Commission to Merrill Lynch	$4,624,999.27
Net proceeds to Zions Bancorporation (1)	$245,374,978.76

(1)	Excludes SEC filing fees and wiring fees

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus dated March 31, 2006, and the prospectus supplement dated September 8, 2008.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any of our banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

*ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

The date of this prospectus supplement is September 16, 2008